Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 5, 2013, relating to the consolidated financial statements of IMRIS Inc. (the “Company”) appearing in the Annual Report on Form 40-F of the Company for the year ended December 31, 2013, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Winnipeg, Canada

October 9, 2014